Exhibit 99.1

                  The New York Times Company Reports
              2005 Fourth-Quarter and Full-Year Results

    NEW YORK--(BUSINESS WIRE)--Jan. 24, 2006--The New York Times Company announced today that 2005 fourth-quarter diluted earnings per share (EPS) were $.45 compared with $.75 in the fourth quarter of the prior year. The 2005 results include charges totaling $27.6 million after tax or $.19 per share for staff reductions ($21.7 million after tax or $.15 per share) and an accounting change ($5.9 million or $.04 per share). The Company also had costs of $10.6 million after tax or $.07 per share for stock-based compensation, which the Company began expensing in 2005. Details on these items are provided below. In the fourth quarter of the prior year, the Company recorded an after-tax charge of $3.6 million, or $.02 per share, for the restructuring of a television production facility.
    The Company only presents EPS on a generally accepted accounting principles (GAAP) basis. This differs from the pro forma EPS provided by databases such as First Call and Reuters. The earnings guidance the Company provided on December 21 of $.45 to $.47 per share included an estimate for the staff reduction charge. It did not, however, include the effect of the accounting change. Excluding the $.04 per share charge for the accounting change, earnings came in above the quarterly guidance.
    Fourth-quarter net income was $64.8 million compared with $110.2 million in the same period of 2004.
    "Our revenues in the fourth quarter came in better than expected, primarily because of very strong performance at The New York Times Media Group, " said Janet L. Robinson, president and chief executive officer. "The New York Times, the International Herald Tribune and NYTimes.com all showed strong advertising gains, resulting in the Group's advertising revenues growing by nearly 8 percent. New products and enhancements were instrumental in achieving this growth.
    "At the New England Media Group, advertising revenues declined, mainly as a result of weakness in key categories such as automotive, home furnishings, travel and department stores. Advertising in the quarter continued to be affected by consolidation among important advertisers as well as sluggishness in the Massachusetts economy.
    "Advertising revenues at our Regional Media Group rose about 4 percent. As at The Times, new products contributed significantly to the improvement.
    "We continue to be very pleased with the performance of About.com, which we acquired last March. Its revenues climbed an estimated 51 percent in the quarter. All three of its revenue streams - display advertising, cost-per-click advertising and e-commerce - showed strong growth, with the overall increase driven by higher rates and greater spending from blue-chip brands. About.com continues to drive traffic to NYTimes.com, Boston.com and our other Web sites, and to cross-market our sites, further promoting our brands and extending our reach into readers' homes and offices.
    "Revenues at our Broadcast Media Group decreased 10 percent compared to the prior year when the Group benefited from $7.5 million in political advertising. During the quarter, we completed the acquisition of KAUT-TV in Oklahoma City, which created our first duopoly.
    "Cost discipline continues to be a top priority. As a result, total costs - excluding those related to staff reductions, About.com and stock-based compensation - grew 3.6 percent.
    "In 2006 we plan to focus on improving the margins of our businesses by continuing to enhance existing products and introduce new ones that serve our audiences and advertisers in print, online and through broadcast media. This year we expect advertising revenues across our newspaper properties to be helped by increased rates, while mid-term elections and the Olympics will contribute to our Broadcast Media Group revenues. The very strong revenue growth of our Internet properties is expected to continue. And while we will reap the benefit of the changes we made to our expense structure in 2005, we will remain disciplined on managing costs."

    Fourth-quarter Items

    2005

    Fourth-quarter diluted EPS and net income for 2005 include the following items:

    -- A pre-tax charge of $35.4 million ($21.7 million after tax or $.15 per share) for costs associated with a staff reduction program announced in September 2005. The Company also plans to take a charge of approximately $10 to $13 million for this program in 2006, most of which will be recorded in the first quarter.

    -- A pre-tax charge of $10.5 million ($5.9 million after tax or $.04 per share) for the cumulative effect of a change in accounting principle related to the adoption of FASB Interpretation No. 47. This change in accounting principle relates primarily to the Company's lease agreements that require restoration of the land or facilities to their original condition at the end of the leases. Going forward, this accounting change requires the Company to recognize the restoration costs over the term of the leases. Before this accounting change, the Company planned to recognize the costs at the end of the leases.

    In addition, the Company recorded stock-based compensation expense of $16.6 million ($10.6 million after tax or $.07 per share) in the fourth quarter. In the fourth quarter of the prior year, a favorable adjustment for the Company's long-term incentive awards resulted in a net pre-tax gain of $0.8 million. The incremental cost in 2005 is associated with the adoption of FASB Financial Accounting Standards No. 123-R (FAS 123-R).

    2004

    In the fourth quarter of 2004, the Company recorded a $5.8 million pre-tax charge ($3.6 million after tax or $.02 per share) for the restructuring of its NYT-TV television production facility.

    Full-Year EPS and Net Income

    For the year, diluted EPS was $1.78 compared with $1.96 in 2004, and net income was $259.8 million compared with $292.6 million in 2004.
    Full-year diluted EPS and net income noted above include the following items:

    2005

    In 2005 the items below resulted in a net pre-tax gain of $54.6 million ($27.1 million after tax, or $.19 per share):

    -- A pre-tax gain of $122.9 million from the sale of the Company's current headquarters ($63.3 million after tax or $.43 per share) as well as property in Florida ($5.0 million after tax or $.03 per share).

    -- A pre-tax charge of $57.8 million ($35.3 million after tax or $.23 per share) for costs associated with the Company's staff reduction programs.

    -- A pre-tax charge of $10.5 million ($5.9 million after tax or $.04 per share) for costs associated with the cumulative effect of the change in accounting principle mentioned above.

    In addition, stock-based compensation expense totaled $32.2 million ($21.9 million after tax or $.15 per share) in 2005 compared with $2.4 million ($1.5 million after tax or $.01 per share) in 2004. The incremental cost in 2005 is associated with the adoption of FAS 123-R.

    2004

    In 2004 the Company recorded a $5.8 million pre-tax charge ($3.6 million after tax or $.02 per share) for the restructuring of its NYT-TV television production facility.

    Fourth-Quarter Financial Results

    All comparisons are for the fourth quarter of 2005 to the fourth quarter of 2004, unless otherwise noted.

    Revenues

    Total revenues rose 3.0 percent to $931.0 million compared with $903.9 million. In March 2005, the Company acquired About.com, a leading online provider of consumer information. Excluding About.com, total revenues increased 1.1 percent.
    Advertising revenues grew 6.2 percent and, excluding About.com, increased 3.6 percent. Circulation revenues, which were not affected by the About.com acquisition, decreased 2.3 percent.

    Costs and Expenses

    Total costs and expenses increased 12.6 percent to $809.7 million from $719.2 million. Excluding those relating to staff reductions, About.com and stock-based compensation, total costs and expenses increased 3.6 percent. The increase consists of:

    -- 1.9 percent attributable to higher distribution and outside printing expense,

    --  0.9 percent attributable to increased promotion expense,

    --  0.9 percent attributable to higher newsprint expense,

    -- offset by 0.1 percent attributable to a decrease in other expenses.

    Newsprint expense rose 9.1 percent in the fourth quarter, with 8.0 percent of the increase resulting from higher prices and 1.1 percent resulting from higher consumption.
    Corporate expenses increased to $21.9 million from $14.3 million, mainly due to the recognition of stock-based compensation expense.
    Total costs and expenses excluding staff reductions, About.com, stock-based compensation, raw materials and depreciation and amortization increased 2.7 percent. Reconciliations to total costs and expenses excluding these items (non-GAAP financial measures) are included in the exhibits to this release.

    Operating Profit

    Operating profit decreased 34.3 percent to $121.4 million from $184.7 million, reflecting an increase in expenses (as discussed above) partially offset by growth in advertising revenues.

    Business Segment Results

    News Media Group

    Total News Media Group revenues increased 1.7 percent to $877.0 million from $862.4 million. Advertising revenues increased 4.6 percent, mainly due to higher print advertising rates and growth in online revenues, partially offset by lower print volume. Circulation revenues decreased 2.3 percent, mainly due to a decrease in copies sold of The Boston Globe.
    Operating profit for the News Media Group decreased to $129.8 million from $185.0 million, reflecting an increase in expenses as discussed above partially offset by growth in advertising revenues.

    Broadcast Media Group

    Broadcast Media Group revenues were $37.3 million, down 10.2 percent from $41.5 million, primarily because of lower levels of political advertising. Political advertising revenues were $1.0 million in the fourth quarter of 2005 compared with $7.5 million in the same quarter of the prior year. Gains in automotive, furniture and restaurant advertising partially offset losses in political advertising.
    Operating profit decreased to $8.2 million from $14.0 million, mainly because of lower advertising revenues and higher stock-based compensation expense.

    About.com

    About.com's fourth-quarter revenues totaled $16.7 million and its operating profit was $5.2 million. Depreciation and amortization expense amounted to $3.0 million in the fourth quarter. The Company estimates that About.com's advertising revenues increased approximately 51 percent in the fourth quarter compared with the fourth quarter of 2004, based on the Company's records and the records of the prior owner.
    For the full year 2005, About.com's revenue was approximately $52 million compared with approximately $36 million in 2004, based on the Company's records and the records of the prior owner. Dilution from About.com was $.01 per share in 2005. In 2006 the Company expects no dilution, and in 2007 it expects that About.com will add to earnings.

    Other Financial Data

    Joint Ventures

    Net income from joint ventures totaled $2.2 million in the fourth quarter compared with a loss of $0.9 million in the fourth quarter of 2004 because of more favorable results at all of the properties in which the Company has equity interests.

    Income Taxes

    The Company's effective income tax rate was 37.1 percent in the fourth quarter and 40.4 percent for the full year of 2005 compared with 36.7 percent and 38.5 percent in the fourth quarter and full year of 2004. The effective income tax rate for 2005 includes the tax effect related to the gain from the sale of the Company's current headquarters in the first quarter. Excluding the tax effect of the sale, the tax rate for 2005 was 38.9 percent.

    Interest Expense-net

    Interest expense-net was $11.4 million in the fourth quarter, which was on par with the fourth quarter last year. Interest expense-net for the year rose to $49.2 million from $41.8 million in 2004, mainly because of expenses associated with the redemption of
8.25 percent debentures in March 2005, higher levels of debt outstanding and higher short-term interest rates. This increase was partially offset by higher capitalized interest related to construction of the Company's new headquarters. Given the interest rate environment, the Company has benefited from the redemption and expects to do so going forward.

    Shares

    In the fourth quarter, the Company repurchased 0.4 million shares at a cost of $10.7 million. Approximately $144.7 million remained at the end of the fourth quarter from the Company's current share repurchase authorization. In 2005, option exercises were lower than anticipated. The Company repurchased 1.7 million shares costing $57.2 million, but issued only 0.8 million shares, for a net decrease of 0.9 million shares outstanding.
    Class A and Class B common shares outstanding at the end of the year totaled 145.2 million shares.

    Cash and Total Debt

    At the end of the fourth quarter, the Company's cash and cash equivalents were approximately $45 million and total debt was approximately $1.4 billion.

    Pension Contributions

    In December the Company made a $47.3 million tax-deductible contribution to its qualified pension plans. This was the only contribution the Company made in 2005. Quarterly pension contributions are not required in 2006. If the Company elects to make a contribution this year, it will be based on the results of the January 1, 2006 valuation, market performance and interest rates this year, and will likely be made in the fourth quarter, as it was in 2005.

    2006 Expectations

    Below are the Company's expectations for 2006. With the exception of the first item, they have not changed since they were first provided in December.

    -- The New York Times newspaper plans to raise home-delivery rates in New York and across the country about 4 percent effective February 6. This is expected to result in revenues of approximately $7 to $8 million in 2006. Since the Company last raised home-delivery rates in early 2002, it has significantly enhanced its coverage of the arts, travel, business and real estate and introduced new sections such as Thursday Styles, Friday Escapes and T: Style magazines.

    -- In 2006 the Company's financial statements will include an extra week. Because the Company has a fiscal year that equalizes the number of Sundays, every fifth year has an extra week. In the fourth quarter of 2006, there will be 14 weeks rather than 13.

    -- Across all of the newspaper properties the Company expects that revenues will benefit from higher advertising rates in 2006. At The Times, the Company projects rates will rise about 5 percent, and at the Globe and our Regional Media Group, the Company expects rates to increase about 3 percent.

    -- The Broadcast Media Group results will include a full year of revenues for KAUT-TV, which was acquired in November 2005. For the full year 2005, KAUT-TV had revenues of approximately $6 million based on the Company's records and the records of the prior owner. In 2006, the Group's stations are expected to benefit from mid-term elections and the Olympics.

    -- The Company expects that all of its digital properties will continue to experience very strong revenue growth.

    -- The Company will have a full year of revenue from About.com, which is expected to have strong double-digit revenue and operating profit growth.

    -- Newsprint cost per ton - Growth rate expected to be 11 to 13 percent.

    --  Depreciation and amortization - $154 to $158 million.

    --  Income from joint ventures - $18 to $22 million.

    --  Interest expense - $58 to $62 million.

    --  Tax rate - 39.6 percent.

    -- Capital expenditures - Under GAAP, total capital expenditures for both the Company and its development partner in its new headquarters building appear on the Company's financial statements.



   Company*                                   $355 to $385 million
   Development partner                        $130 to $150    "
                                              --------------------
       Total                                  $485 to $535 million

   *Includes $240 to $270 million for new headquarters


    Conference Call Information

    The Company's fourth-quarter earnings conference call will be held on Tuesday, January 24, at 11 a.m. E.T. The live webcast will be accessible through the Investors section of the Company's Web site, www.nytco.com, and other Web services, including CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors.
    To access the conference call, dial 888-802-2268 (in the U.S.) and 913-312-1271 (international callers) at least 10 minutes prior to the scheduled start of the call.
    A replay of the webcast will be available online at www.nytco.com beginning about two hours after the call. The archive of the webcast will be available for 30 days. A digital replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820
(international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Wednesday, January 25. The access code is 4577948.

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the timing and amount of savings realized as a result of our cost-control initiatives. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 26, 2004. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    The New York Times Company (NYSE: NYT), a leading media company with 2005 revenues of $3.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com. For the fifth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune's 2005 list of America's Most Admired Companies. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

    This press release can be downloaded from www.nytco.com



Exhibits: Condensed Consolidated Statements of Income
          Segment Information
          News Media Group Revenues by Operating Segment
          Footnotes
          Non-GAAP Reconciliations




                      THE NEW YORK TIMES COMPANY
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
       (Dollars and shares in thousands, except per share data)

                                     ---------------------------------
                                              Fourth Quarter
                                     ---------------------------------
                                        2005        2004     % Change
                                     ----------- ----------- ---------
Revenues
 Advertising                         $  653,873  $  615,901       6.2%
 Circulation                            218,004     223,057      -2.3%
 Other (a)                               59,163      64,979      -9.0%
                                      ----------  ----------
  Total                                 931,040     903,937       3.0%

Costs and expenses (b)                  809,679     719,194      12.6%
                                      ----------  ----------

Operating profit                        121,361     184,743     -34.3%

Net income/(loss) from joint                                         *
 ventures                                 2,161        (892)

Interest expense - net                   11,399      11,007       3.6%

Other income (d)                            417       1,639     -74.6%
                                      ----------  ----------

Income from continuing operations
 before income taxes and minority
 interest                               112,540     174,483     -35.5%

Income taxes                             41,736      64,102     -34.9%

Minority interest in net income of
 subsidiaries                               144         208     -30.8%
                                      ----------  ----------

Income from continuing operations        70,660     110,173     -35.9%

Cumulative effect of a change in
 accounting principle, net of income
 taxes (e)                               (5,852)          -       N/A
                                      ----------  ----------
Net Income                           $   64,808  $  110,173     -41.2%
                                      ==========  ==========

Average Number of Common Shares
 Outstanding:
 Basic                                  145,153     145,245      -0.1%
 Diluted                                145,407     146,383      -0.7%

Basic Earnings Per Share:
 Income from continuing operations   $     0.49  $     0.76     -35.5%

 Cumulative effect of a change in
  accounting principle, net of
  income taxes (e)                        (0.04)          -       N/A
                                      ----------  ----------
Net Income                           $     0.45  $     0.76     -40.8%
                                      ==========  ==========

Diluted Earnings Per Share:
 Income from continuing operations   $     0.49  $     0.75     -34.7%

 Cumulative effect of a change in
  accounting principle, net of
  income taxes (e)                        (0.04)          -       N/A
                                      ----------  ----------
Net Income                           $     0.45  $     0.75     -40.0%
                                      ==========  ==========

Dividends Per Share                  $    0.165  $    0.155       6.5%
                                      ==========  ==========


                                     ---------------------------------
                                                 Full Year
                                     ---------------------------------
                                        2005        2004     % Change
                                     ----------- ----------- ---------
Revenues
 Advertising                         $2,278,239  $2,194,644       3.8%
 Circulation                            873,975     883,995      -1.1%
 Other (a)                              220,561     225,003      -2.0%
                                      ----------  ----------
  Total                               3,372,775   3,303,642       2.1%

Costs and expenses (b)                3,014,667   2,793,689       7.9%

Gain on sale of assets (c)              122,946           -       N/A
                                      ----------  ----------

Operating profit                        481,054     509,953      -5.7%

Net income from joint ventures           10,051         240

Interest expense - net                   49,168      41,760      17.7%

Other income (d)                          4,167       8,212     -49.3%
                                      ----------  ----------

Income from continuing operations
 before income taxes and minority
 interest                               446,104     476,645      -6.4%

Income taxes                            180,242     183,499      -1.8%


Minority interest in net income of
 subsidiaries                               257         589     -56.4%
                                      ----------  ----------

Income from continuing operations       265,605     292,557      -9.2%

Cumulative effect of a change in
 accounting principle, net of income
 taxes (e)                               (5,852)          -       N/A
                                      ----------  ----------
Net Income                           $  259,753  $  292,557     -11.2%
                                      ==========  ==========

Average Number of Common Shares
 Outstanding:
 Basic                                  145,440     147,567      -1.4%
 Diluted                                145,877     149,357      -2.3%

Basic Earnings Per Share:
 Income from continuing operations   $     1.83  $     1.98      -7.6%
 Cumulative effect of a change in
  accounting principle, net of
  income taxes (e)                        (0.04)          -       N/A
                                      ----------  ----------
Net Income                           $     1.79  $     1.98      -9.6%
                                      ==========  ==========

Diluted Earnings Per Share:
 Income from continuing operations   $     1.82  $     1.96      -7.1%

 Cumulative effect of a change in
  accounting principle, net of
  income taxes (e)                        (0.04)          -       N/A
                                      ----------  ----------
Net Income                           $     1.78  $     1.96      -9.2%
                                      ==========  ==========

Dividends Per Share                  $    0.650  $    0.610       6.6%
                                      ==========  ==========

* Represents an increase or decrease in excess of 100%.

 See footnotes page for additional information.

                      THE NEW YORK TIMES COMPANY
                         SEGMENT INFORMATION
  Revenues, Operating Profit (Loss) and Depreciation & Amortization
                are prepared in accordance with GAAP.
                        (Dollars in thousands)

                                     ---------------------------------
                                               Fourth Quarter
                                     ---------------------------------
                                        2005        2004     % Change
                                     ----------- ----------- ---------
Revenues
--------
News Media Group (f)                 $  877,041  $  862,442       1.7%
Broadcast Media Group (f)                37,274      41,495     -10.2%
About.com (g)                            16,725           -       N/A
                                      ----------  ----------
Total                                $  931,040  $  903,937       3.0%
                                      ==========  ==========

Operating Profit (Loss)
-----------------------
News Media Group (f)                 $  129,825  $  185,044     -29.8%
Broadcast Media Group (f)                 8,233      14,026     -41.3%
About.com (g)                             5,182           -       N/A
Corporate                               (21,879)    (14,327)     52.7%
                                      ----------  ----------
Total                                $  121,361  $  184,743     -34.3%
                                      ==========  ==========

Depreciation & Amortization
---------------------------
News Media Group (f)                 $   30,611  $   31,089      -1.5%
Broadcast Media Group (f)                 2,173       1,937      12.2%
About.com (g)                             2,998           -       N/A
Corporate (b)                             1,743       2,921     -40.3%
                                      ----------  ----------
Total                                $   37,525  $   35,947       4.4%
                                      ==========  ==========

                                     ---------------------------------
                                                 Full Year
                                     ---------------------------------
                                        2005        2004     % Change
                                     ----------- ----------- ---------
Revenues
--------
News Media Group (f)                 $3,189,772  $3,158,015       1.0%
Broadcast Media Group (f)               139,055     145,627      -4.5%
About.com (g)                            43,948           -       N/A
                                      ----------  ----------
Total                                $3,372,775  $3,303,642       2.1%
                                      ==========  ==========

Operating Profit (Loss)
-----------------------
News Media Group (f)                 $  373,639  $  520,851     -28.3%
Broadcast Media Group (f)                27,141      38,383     -29.3%
About.com (g)                            11,685           -       N/A
Corporate                               (54,357)    (49,281)     10.3%
Gain on Sale of Assets (c)              122,946           -       N/A
                                      ----------  ----------
Total                                $  481,054  $  509,953      -5.7%
                                      ==========  ==========

Depreciation & Amortization
---------------------------
News Media Group (f)                 $  119,293  $  124,640      -4.3%
Broadcast Media Group (f)                 8,289       8,447      -1.9%
About.com (g)                             9,165           -       N/A
Corporate (b)                             7,022       9,441     -25.6%
                                      ----------  ----------
Total                                $  143,769  $  142,528       0.9%
                                      ==========  ==========

 See footnotes page for additional information.

                      THE NEW YORK TIMES COMPANY
            NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
            Revenues are prepared in accordance with GAAP.
                        (Dollars in thousands)

                                                ----------------------
                                                         2005
                                                ----------------------
                                                                %
                                                  Fourth      Change
                                                  Quarter     vs. 2004
                                                ----------- ----------

The New York Times Media Group (f)
Advertising                                     $  378,823        7.9%
Circulation                                        154,250       -1.3%
Other                                               42,343      -11.1%
                                                 ----------
 Total                                          $  575,416        3.7%
                                                 ----------

New England Media Group
Advertising                                     $  125,841       -3.8%
Circulation                                         41,656       -7.4%
Other                                                9,547      -16.8%
                                                 ----------
 Total                                          $  177,044       -5.5%
                                                 ----------

Regional Media Group
Advertising                                     $   96,675        3.7%
Circulation                                         22,098        1.7%
Other                                                5,808       12.6%
                                                 ----------
 Total                                          $  124,581        3.7%
                                                 ----------

Total News Media Group (f)
Advertising                                     $  601,339        4.6%
Circulation                                        218,004       -2.3%
Other (a)                                           57,698      -10.2%
                                                 ----------
 Total                                          $  877,041        1.7%
                                                 ==========

                                                ----------------------
                                                         2005
                                                ----------------------
                                                                %
                                                              Change
                                                 Full Year    vs. 2004
                                                ----------- ----------

The New York Times Media Group (f)
Advertising                                     $1,264,760        3.6%
Circulation                                        615,508       -0.1%
Other                                              157,037       -4.8%
                                                 ----------
 Total                                          $2,037,305        1.8%
                                                 ----------

New England Media Group
Advertising                                     $  467,608       -2.9%
Circulation                                        170,744       -5.7%
Other                                               36,991       -2.6%
                                                 ----------
 Total                                          $  675,343       -3.6%
                                                 ----------

Regional Media Group
Advertising                                     $  367,522        5.1%
Circulation                                         87,723        0.7%
Other                                               21,879       14.8%
                                                 ----------
 Total                                          $  477,124        4.7%
                                                 ----------

Total News Media Group (f)
Advertising                                     $2,099,890        2.3%
Circulation                                        873,975       -1.1%
Other (a)                                          215,907       -2.8%
                                                 ----------
 Total                                          $3,189,772        1.0%
                                                 ==========

 See footnotes page for additional information.

                      THE NEW YORK TIMES COMPANY
                               FOOTNOTES

(a) Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b) In the fourth quarter and full year 2005, the Company recognized charges of $35.4 million and $57.8 million for costs associated with staff reductions.

    Effective in the first quarter of 2005, the Company adopted FASB Statement of Financial Accounting Standards No.123-R ("FAS 123-R"), which requires that the cost of stock-based compensation be recognized in the financial statements. Stock-based compensation expense, which includes the cost of stock options, shares issued under the Company's Employee Stock Purchase Plan, restricted stock, restricted stock units and other long-term awards, was $16.6 million and $32.2 million in the fourth quarter and full year 2005. In the prior year fourth quarter, a favorable adjustment for the Company's long-term incentive awards resulted in a net pre-tax gain of $0.8 million. The full year of 2004 included $2.4 million of stock-based compensation expense related to restricted stock expense of $4.3 million partially offset by a favorable adjustment ($1.9 million) for other long-term awards.

    Beginning in the fiscal year 2005, restricted stock was recorded as stock-based compensation expense. For comparability, restricted stock in the prior year (recorded at Corporate), which had been reported as amortization expense, has been reclassified to conform with the 2005 presentation. Restricted stock expense in 2004 was $0.8 million in the first quarter, $1.0 million in the second quarter, $1.0 million in the third quarter and $1.5 million in the fourth quarter.

(c) In the first quarter of 2005, the Company recognized a $122.9 million pre-tax gain from the sale of assets. The Company's sale of its current headquarters building resulted in a total pre-tax gain of $143.9 million, of which $114.5 million was recognized in the first quarter. The remainder of the gain is being deferred and amortized under GAAP and will offset the leaseback expense in connection with the sale. Additionally, in the first quarter, the Company sold property in Sarasota, Fla., which resulted in a pre-tax gain of $8.4 million.

(d) "Other income" in the Company's Condensed Consolidated Statements of Income include the following items:

                                   ----------------- -----------------
(In thousands)                       Fourth Quarter      Full Year
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                    -------  -------  -------  -------
Non-compete agreement              $   417  $ 1,250  $ 4,167  $ 5,000
Advertising credit                       -      389        -    3,212
                                    -------  -------  -------  -------

Other Income                       $   417  $ 1,639  $ 4,167  $ 8,212
                                    =======  =======  =======  =======


    The Company entered into a five-year $25 million non-compete agreement, completed in October 2005, in connection with the sale of the Santa Barbara News-Press in 2000. The advertising credit relates to credits for advertising issued to advertisers that were not used within the allotted time.

(e) The Company recorded a pre-tax charge of $10.5 million ($5.9 million after tax or $.04 per share) for the cumulative effect of a change in accounting principle related to the adoption of FASB Interpretation No. 47. This change in accounting principle relates primarily to the Company's lease agreements that require restoration of the land or facilities to their original condition at the end of the leases. Going forward, this accounting change requires the Company to recognize the restoration costs over the term of the leases. Before this accounting change, the Company planned to recognize the costs at the end of the leases.

(f) Beginning in fiscal 2005, the results of the Company's two New York City radio stations, WQXR-FM and WQEW-AM, formerly part of the Broadcast Media Group, are included in the results of the News Media Group under The New York Times Media Group.

    All periods in 2004 have been reclassified to conform with the 2005 presentation. Historical information for 2004 and 2003 quarterly revenues, operating profit and depreciation and amortization, presented in this format, is available in the Investors section at www.nytco.com.

(g) In March 2005, the Company purchased About, Inc., a leading online consumer information provider.

     Reconciliation to Costs and Expenses Excluding Certain Items

Total costs and expenses include expenses related to the staff reductions, About.com and stock-based compensation. Given that in 2004, there were no staff reductions or expenses related to About.com and stock-based compensation expense was significantly lower (due to the adoption of FAS 123-R in 2005), the Company believes that excluding these items (a non-GAAP financial measure) provides a more meaningful 2005-to-2004 comparison.

Total costs and expenses also include depreciation and amortization and raw material costs. The Company believes that excluding these items (a non-GAAP financial measure) provides a useful measure of manageable costs.

A reconciliation to costs and expenses excluding these items is below:

                                     ---------------------------------
(In thousands)                                Fourth Quarter
                                     ---------------------------------
                                         2005        2004     % Change
                                      ----------  ---------- ---------
Costs and Expenses                   $  809,679  $  719,194      12.6%
 Less:
  Staff reduction expenses               35,432           -
  About.com expenses                     11,543           -
  Stock-based compensation
   expense/(income)*                     16,604        (791)
                                      ----------  ---------- ---------

Sub-total                               746,100     719,985       3.6%
 Less:
  Depreciation & amortization*           34,527      35,947
                                      ----------  ---------- ---------

Sub-total                               711,573     684,038       4.0%
 Less:
  Raw materials                          92,184      81,159
                                      ----------  ---------- ---------
Total                                $  619,389  $  602,879       2.7%
                                      ==========  ========== =========

                                     ---------------------------------
(In thousands)                                   Full Year
                                     ---------------------------------
                                         2005        2004    % Change
                                      ----------  ---------- ---------
Costs and Expenses                   $3,014,667  $2,793,689       7.9%
 Less:
  Staff reduction expenses               57,755           -
  About.com expenses                     32,263           -
  Stock-based compensation
   expense*                              32,168       2,444
                                      ----------  ---------- ---------

Sub-total                             2,892,481   2,791,245       3.6%
 Less:
  Depreciation & amortization*          134,604     142,528
                                      ----------  ---------- ---------

Sub-total                             2,757,877   2,648,717       4.1%
 Less:
  Raw materials                         321,084     296,594
                                      ----------  ---------- ---------
Total                                $2,436,793  $2,352,123       3.6%
                                      ==========  ========== =========

* Excludes amounts for About.com, which are included in About.com expenses above.





    CONTACT: The New York Times Company
             Catherine J. Mathis, 212-556-1981
             mathis@nytimes.com
             or
             Paula Schwartz, 212-556-5224
             schwap@nytimes.com